Prospectus Supplement No. 5
(to Prospectus dated August 11, 2008)

PURPLE BEVERAGE COMPANY, INC.

12,325,521 Shares of Common Stock

This prospectus supplement should be read in conjunction with the prospectus dated August 11, 2008, (the “Prospectus”), which is to be delivered with this prospectus supplement. This prospectus supplement updates the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The shares that are the subject of the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We are not selling any shares of common stock in this offering, and therefore will not receive any proceeds from this offering, other than the exercise price, if any, to be received upon exercise of the warrants referred to in the Prospectus.

This prospectus supplement includes the following documents, as filed by us with the Securities and Exchange Commission:

•	Our Current Report on Form 8-K filed on November 20, 2008.

The exhibit to the Current Report on Form 8-K is not included with this prospectus supplement and is not incorporated herein by reference.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in the Prospectus under “Risk Factors” beginning on page 3 of the Prospectus, as updated by this prospectus supplement.

You should rely only on the information contained in the Prospectus, this prospectus supplement or any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Our common stock is quoted on the regulated quotation service of the OTC Bulletin Board under the symbol “PPBV.OB”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is November 20, 2008.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

___________________________________________________________________

Date of Report (Date of earliest event reported): November 20, 2008

PURPLE BEVERAGE COMPANY, INC.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-52450	01-0670370
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

450 East Las Olas Blvd, Suite 830 Fort Lauderdale, Florida	33301
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 462-8757

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

Reference is made to the subscription agreement (the “Subscription Agreement”) effective December 12, 2007, between Purple Beverage Company, Inc. (the “Company”) and the holders named therein, as amended to date. On November 20, 2008, the Company sought approval from its investors to terminate all restrictive covenants and all most favored nation price protection features applicable to shares and warrants set forth in the Subscription Agreement in connection with any financings to be consummated by the Company on or prior to January 31, 2009 whereby the Company issues securities at a price below $0.10 per share, or issues securities priced at market or at a discount to market.

Item 9.01    Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1*	Form of Subscription Agreement, dated as of December 12, 2007.*

10.2*	Form of Common Stock Purchase Warrant, dated as of December 12, 2007.*

10.3**	Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of April 2, 2008.

10.4***	Form of Amendment No. 2 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of September 3, 2008.

10.5***	Form of Warrant Assignment Agreement, dated as of September 3, 2008.

10.6****	Form of Letter Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of October 6, 2008.

10.7	Form of Letter Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of November 20, 2008.

__________________

*	Previously filed as Exhibits 10.7 and 10.8, respectively, to Current Report on Form 8-K/A filed December 17, 2007.
**	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed April 4, 2008.
***	Previously filed as Exhibits 10.4 and 10.5, respectively, to Current Report on Form 8-K filed September 3, 2008.
****	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed October 10, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PURPLE BEVERAGE COMPANY, INC.

Dated: November 20, 2008	By:	/s/ Theodore Farnsworth
Name: Theodore Farnsworth
Title: Chief Executive Officer

INDEX TO EXHIBITS

Exhibit No.	Description

10.1*	Form of Subscription Agreement, dated as of December 12, 2007.*

10.2*	Form of Common Stock Purchase Warrant, dated as of December 12, 2007.*

10.3**	Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of April 2, 2008.

10.4***	Form of Amendment No. 2 to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of September 3, 2008.

10.5***	Form of Warrant Assignment Agreement, dated as of September 3, 2008.

10.6****	Form of Letter Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of October 6, 2008.

10.7	Form of Letter Amendment to Subscription Agreement and to Common Stock Purchase Warrant to Purchase Shares of Purple Beverage Company, Inc., dated as of November 20, 2008.

___________________

*	Previously filed as Exhibits 10.7 and 10.8, respectively, to Current Report on Form 8-K/A filed December 17, 2007.
**	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed April 4, 2008.
***	Previously filed as Exhibits 10.4 and 10.5, respectively, to Current Report on Form 8-K filed September 3, 2008.
****	Previously filed as Exhibit 10.1 to Current Report on Form 8-K filed October 10, 2008.

November 20, 2008

Re: Amendment to December 2007 Subscription Agreement

Dear Investor:

Purple Beverage Company, Inc. (the “Company”) has been offered the opportunity to receive financing from a third party lender pursuant to which the Company shall issue and sell to the lender one or more debentures at a conversion price that will be set at a 20% discount to market. Subject to certain conditions and at the option of the lender, the Company may raise up to a maximum aggregate amount of $6,000,000 in connection with this financing, in four tranches of up to $1.5 million each, with a minimum of $250,000 to be advanced at the initial closing. Although the Company is currently negotiating definitive documents with the lender, there can be no assurance that this financing will be consummated.

In addition, the Company has been offered, and in the future may be offered, other opportunities to receive financings that would involve issuing a security priced at market or at a discount to market. Such financings are imperative to the Company’s ongoing survival but are prohibitive due to restrictions and provisions that would trigger substantial anti-dilution adjustments set forth in our December 2007 Subscription Agreement, as amended.

Therefore, we are writing to obtain your consent to eliminate certain restrictions set forth in the December 2007 Subscription Agreements, as amended, that preclude the issuances of variable priced equity linked instruments (which restrictions are set to expire on December 12, 2008) and certain provisions set forth in our December 2007 Subscription Agreement, as amended, that would trigger substantial anti-dilution adjustments in the event that such instruments are priced at below the $0.10 per share (which adjustments are set to expire on June 12, 2009) with respect to financings consummated on or prior to January 31, 2009.

Accordingly, by executing this consent and amendment in the space provided below, you hereby agree that all restrictive covenants (including, without limitation, Section 9(r)) and all most favored nation price protection features applicable to shares and warrants (including, without limitation, Section 12) set forth in the Subscription Agreement, as amended, are hereby eliminated in connection with any financings to be consummated by the Company on or prior to January 31, 2009 whereby the Company issues securities at a price below $0.10 per share, or issues securities priced at market or at a discount to market.

Best regards, /s/ Theodore Farnsworth Theodore Farnsworth Chief Executive Officer

Please return signed letter to Michael Hartstein - Fax 646.390.6328, or mhartstein@palladiumcapital.com

Stockholder’s Name: _____________________ Signature: _______________________ Date: ________

Purple Beverage Company, Inc.
450 E Las Olas Boulevard, Suite 830 ∙ Ft. Lauderdale, Florida 33301 ∙ P: 954.462.8382
www.DrinkPurple.com